Exhibit 99.1

Alder BioPharmaceuticals Reports Third Quarter 2014 Financial and Operating Results

-- Management to host conference call today at 5:00 p.m. EST --

BOTHELL, Wash., November 3, 2014 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the third quarter ended September 30, 2014.

“We continue to aggressively pursue our clinical development plans for ALD403 for the prevention of migraine based on the positive data that was accepted for presentation at several key medical meetings this year. We announced today that we initiated our Phase 2b dose-ranging trial of our IV formulation of ALD403 for the preventative treatment of chronic migraine sufferers and we plan to initiate a second Phase 2b trial of our subcutaneous formulation for the treatment of frequent episodic migraine sufferers in the first half of 2015,” said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “We are also actively seeking a new partner for the continued development of our other lead clinical candidate, Clazakizumab, based on the positive data reported to date.”

Recent Corporate Highlights

In October 2014, Alder initiated a 600 patient Phase 2b dose-ranging trial of an intravenous (IV) formulation of ALD403 for the preventative treatment of chronic migraine sufferers. The primary endpoint in the trial is the change in migraine days between ALD403 and placebo as judged by the difference in the responder rates at week 12. Primary endpoint data from this trial is expected in the second half of 2015.

In October 2014, Alder announced that data from the Phase 2 proof-of-concept clinical trial of ALD403 (an anti-calcitonin gene-related peptide (CGRP)) was published in the October 6, 2014 issue of Lancet Neurology. The data showed that the trial met its primary endpoint, significantly reducing mean migraine days per month versus placebo during weeks 5-8. The data also demonstrated that a single infusion of ALD403 resulted in a 100% decrease in migraine days per month for 26-41% of patients depending on the month observed. The trial was conducted in 163 patients with 5 to 14 migraine days per month randomized to receive a single intravenous infusion of either 1000 mg ALD403 or placebo. Clinical response to ALD403 was observed within the first month following a single administration and was durable over the entire 3-month course of the study. ALD403 was well tolerated and there was no difference in adverse events or laboratory safety data from placebo.

In September 2014, Alder announced that it regained the worldwide rights to Clazakizumab from Bristol-Myers Squibb (BMS) based on BMS’ decision to end further development following an internal portfolio prioritization. Alder is actively seeking a new partner to continue the development plans for Clazakizumab in autoimmune and inflammatory disease based on the positive Phase 2b rheumatoid arthritis (RA) study results reported to date. The agreement with BMS will be terminated effective as of December 29, 2014. Under the terms of the agreement, BMS will remain responsible for the cost of ongoing clinical trials through June 2015.

Anticipated Upcoming Milestones

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Initiate a second ALD403 Phase 2b trial in migraine prevention: Alder plans to initiate a second approximately 400 patient Phase 2b trial for ALD403 in the first half of 2015. This Phase 2b trial will study our subcutaneous (SQ) formulation of ALD403 for the treatment of frequent episodic migraine sufferers with the primary endpoint being the change in migraine days between ALD403 and placebo as judged by the difference in the responder rates at week 12.

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Present Clazakizumab Phase 2b data in psoriatic arthritis (PsA): Data from a Phase 2b dose-ranging clinical trial for Clazakizumab in patients with PsA will be the focus of an oral presentation by Dr. Philip Mease at the upcoming American College of Rheumatology’s 2014 Annual Meeting on November 16th at 4:30PM in Boston, MA.

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Initiate Phase 1 trial for selected preclinical candidate: Alder is currently evaluating four preclinical programs for clinical testing, and plans to initiate a Phase 1 trial for a selected preclinical candidate in 2H, 2015.

Third Quarter 2014 Financial Results

For the three months ended September 30, 2014, Alder reported total revenues of $38.8 million compared to $4.7 million for the same period in 2013. The increase for the 2014 period was due to the acceleration of recognition of previously deferred revenue as a result of the early termination of the BMS agreement.

Research and development expenses for the three months ended September 30, 2014 totaled $7.0 million, compared to $8.9 million for the same period in 2013. The higher costs in the 2013 period were primarily due to providing additional ALD403 material for Alder’s clinical studies in migraine.

General and administrative expenses for the three months ended September 30, 2014 totaled $3.2 million, compared to $1.9 million for the same period in 2013. The increase for the 2014 period was primarily due to an increase in legal and consulting fees and additional costs to operate as a public company.

Net income for the three months ended September 30, 2014 totaled $28.6 million, or $0.88 per share on a fully-diluted basis, compared to a net loss of $5.9 million, or $6.05 per share, for the same period in 2013.

As of September 30, 2014, Alder held $67.6 million in cash and cash equivalents, short-term and long-term investments, compared to $23.2 million as of December 31, 2013.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. EST to discuss these third quarter 2014 financial results and recent corporate highlights. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 20836583. A live webcast of the conference call will be available online from the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s ALD403 inhibits a well-validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is now undergoing clinical testing. Alder advanced ALD403 into a Phase 2b trial for the treatment of chronic migraines and plans to initiate a Phase 2b trial for the treatment of frequent episodic migraines in the first half of 2015. Alder’s second program, Clazakizumab, previously known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed a Phase 2b clinical study. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our expectations for the initiation of future clinical trials, data availability from ongoing clinical trials and our future development plans for Clazakizumab. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2014, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

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Media Contacts:Investor Relations Contact:
David Schull or Andrea Flynn, Ph.D.Sarah McCabe

Russo PartnersStern Investor Relations, Inc.

(212) 845-4271(212) 362-1200

(646) 942-5631sarah@sternir.com

david.schull@russopartnersllc.com

andrea.flynn@russopartnersllc.com

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	September 30, 2014	December 31, 2013
Cash, cash equivalents, short-term and long-term investments	$67,583	$23,227
Prepaid expenses and other assets	8,241	3,512
Total assets	$75,824	$26,739

Deferred revenue	$6,323	$54,324
Other liabilities	4,593	4,403
Convertible preferred stock	-	111,374
Total stockholders’ equity (deficit)	64,908	(143,362)
Total liabilities, convertible preferred stock and stockholders’ equity	$75,824	$26,739

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Collaboration and license agreements	$38,784	$4,710	$48,269	$13,972
Operating expenses
Research and development	7,047	8,922	23,444	25,549
General and administrative	3,158	1,859	9,054	5,321
Total operating expenses	10,205	10,781	32,498	30,870
Income (loss) from operations	28,579	(6,071)	15,771	(16,898)
Other income	67	162	79	160
Net income (loss)	$28,646	$(5,909)	$15,850	$(16,738)
Net income (loss) per share - basic	$0.93	$(6.05)	$0.93	$(17.21)
Net income (loss) per share - diluted	$0.88	$(6.05)	$0.56	$(17.21)
Weighted average number of common shares used in net income (loss) per share - basic	30,805,163	976,584	17,006,362	972,624
Weighted average number of common shares used in net income (loss) per share - diluted	32,513,113	976,584	28,240,947	972,624